Exhibit 8.1

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

September 14, 2020

Board of Directors

Bridge Bancorp, Inc.

2200 Montauk Highway

Bridgehampton, New York 11932

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Bridge Bancorp, Inc., a New York corporation (“Bridge”), in connection with (i) the planned merger (the “Merger”) of Dime Community Bancshares, Inc., a Delaware corporation (“Dime”), with and into Bridge pursuant to the Agreement and Plan of Merger by and between Bridge and Dime, dated as of July 1, 2020 (the “Merger Agreement”) and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the joint Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the U.S. Securities and Exchange Commission on September 14, 2020. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

In connection with this opinion, we have reviewed: (i) the Merger Agreement; (ii) the Registration Statement; (iii) the Proxy Statement/Prospectus, and (iv) the certificates of officers of Bridge and Dime as to certain factual matters, dated the date hereof (the “Certificates”), and have assumed that such statements and representations will be complete and accurate as of the effective time of the Merger.

We have relied, with the consent of Bridge and Dime, upon the accuracy and completeness of the Certificates (which Certificates we have neither investigated nor verified). We have assumed that the Certificates will be re-executed in substantially the same form by appropriate officers and that we will render our opinion pursuant to Section 9.2.3 of the Merger Agreement, each dated as of the Closing Date. For purposes of rendering this opinion, we have assumed that all relevant statements in the Merger Agreement, Registration Statement, Proxy Statement/Prospectus and written representations of the parties, including those made “to the best knowledge of” or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement. Our opinion may not be relied upon and may be invalid if any assumption described above is untrue for any reason.

Bridge Bancorp, Inc.

September 14, 2020

In rendering this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretive rulings of the Internal Revenue Service (the “IRS”), pertinent judicial authorities and such other authorities as we have considered relevant as of the date hereof (hereinafter, collectively referred to as “Current Law”).

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Proxy Statement/Prospectus, constituting part of the Registration Statement, under “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that under Current Law, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and we hereby confirm that the discussion contained in the Proxy Statement/Prospectus, constituting part of the Registration Statement, under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications, and assumptions described therein, constitutes our opinion of the material tax consequences of the Merger.

This opinion is based on Current Law and it represents our best judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court concerning the issues. It is possible that Congress could enact new law, or that U.S. Department of the Treasury or the IRS could issue new regulations or guidance, after the date hereof that would be inconsistent with the opinion expressed herein. It is possible that courts of competent jurisdiction could issue decisions after the date hereof which would be inconsistent with the opinion expressed herein. Any changes in law could have retroactive effect.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Proxy Statement/Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Luse Gorman, PC
Luse Gorman, PC